Exhibit 23.6

CONSENT OF PETER MONTANO

The undersigned hereby consents to the references to, and the information derived from, (i) the report titled “Fekola Complex, Mali, NI 43-101 Technical Report” dated effective December 31, 2023, (ii) the mineral reserve estimates for the Fekola Complex, (iii) the stockpile estimates for the Fekola Open Pit, (iv) the report titled “Masbate Gold Project, Philippines, NI 43-101 Technical Report” dated effective September 30, 2025, (v) mineral reserve estimates for the Masbate Gold Project, (vi) the stockpile estimates for the Masbate Gold Project, (vii) the report titled “Otjikoto Gold Mine, Namibia, NI 43-101 Technical Report” dated effective December 31, 2018, (viii) the mineral reserve estimates within open pits, underground mining for the Otjikoto Mine, (ix) the ROM stockpile reserve estimate for the Otjikoto Mine, (x) the report titled “National Instrument (NI) 43-101 Technical Report for the Goose Project and Back River District, Nunavut, Canada” dated effective December 31, 2024, (xi) the open pit and stockpile mineral reserves for the Goose Mine, (xii) the report titled “Gramalote Project, Colombia, NI 43-101 Technical Report” dated effective July 14, 2025, (xiii) mineral reserve estimate for the Gramalote Project, and to the references, as applicable, to the undersigned's name as an expert or qualified person included in or incorporated by reference into this registration statement on Form S-8 of B2Gold Corp.

/s/ Peter Montano
Peter Montano, P.E.

August 5, 2026